Exhibit 99.1
July 28, 2021
Echo Global Logistics Reports Record Second Quarter 2021 Results
Strong execution and improved efficiency drive fourth consecutive quarter of record revenues
Echo leverages flexible business model and healthy demand to set numerous financial performance records
CHICAGO, Jul. 28, 2021 /PRNewswire/ -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter ended June 30, 2021.
"Echo's record setting second quarter results reflect strong execution across our uniquely flexible business model and its ability to create significant value for our customers in the robust yet constrained freight environment. Our combination of technology and people helped deliver numerous quarterly revenue and profitability records and improved metrics across the business," said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. Mr. Waggoner continued, "Looking ahead we will continue to leverage our investments in technology and drive strong execution to further capture both size and scale through the second half of the year."
Second Quarter 2021 Highlights
•Revenue increased 81.6% to $934.5 million from the second quarter of 2020
•Gross profit increased 59.1% to $132.2 million from the second quarter of 2020
•Adjusted gross profit(1) increased 54.5% to $136.1 million from the second quarter of 2020
•Truckload ("TL") revenue increased 95.1% to $687.0 million from the second quarter of 2020, and TL volume increased 26.6% from the second quarter of 2020
•Less than truckload ("LTL") revenue increased 53.7% to $217.6 million from the second quarter of 2020, and LTL volume increased 27.4% from the second quarter of 2020
•Transactional revenue increased 80.7% to $716.9 million and Managed Transportation revenue increased 84.6% to $217.7 million from the second quarter of 2020
•Net income increased to $18.4 million, compared to $1.0 million in the second quarter of 2020
•Fully diluted earnings per share ("EPS") increased to $0.69 in the second quarter of 2021; non-GAAP fully diluted EPS(1) increased to $0.84 in the second quarter of 2021
•Adjusted EBITDA(1) grew 144.5% to $36.2 million, compared to $14.8 million in the second quarter of 2020
_____________________
(1)Represents a non-GAAP financial measure. For the definition and a discussion of each non-GAAP financial measure contained in this release, see "Non-GAAP Financial Measures." For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this release.

Exhibit 99.1
2021 Third Quarter and Full Year Guidance
Pete Rogers, Chief Financial Officer at Echo, concluded, "We remain very encouraged by our record results thus far this year, as they demonstrate the value we are creating for both our shippers and carrier partners. In turn, this is driving our ability to continue winning new business and capture market share. Given the strong start to the first half of the year and solid market fundamentals, we are expecting revenue for the third quarter to be between $910M and $940M, representing 34% year over year growth at the midpoint. In addition, we are raising our full year revenue guidance to be between $3.45B – 3.55B, representing 39% year over year growth and an 8% increase from our most recent guidance."
Conference Call
A conference call, with accompanying presentation slides, will be broadcast live on July 28, 2021 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer; Dave Menzel, President and Chief Operating Officer; and Pete Rogers, Chief Financial Officer, will host the call. To participate in the call, dial 877-303-6235 (toll free) or 631-291-4837 (toll) and reference "Echo Global Logistics." To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website. To listen to an audio replay, call 855-859-2056 (toll free) or 404-537-3406 (toll) and enter conference ID 7568389. The audio replay will be available through August 4, 2021.
Non-GAAP Financial Measures
This release includes the following financial measures defined as "Non-GAAP financial measures" by the Securities and Exchange Commission (the "SEC"): Adjusted gross profit, adjusted gross profit margin, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS. Adjusted gross profit is calculated as gross profit adjusted to exclude internal use software depreciation. It also represents revenue minus transportation costs. Adjusted gross profit margin is calculated as adjusted gross profit (as previously defined) divided by revenue. EBITDA is defined as net income excluding the effects of depreciation, amortization, cash and non-cash interest expense and income taxes. Adjusted EBITDA is defined as EBITDA (as previously defined) excluding the changes in contingent consideration and stock compensation expense. Non-GAAP fully diluted EPS is defined as fully diluted EPS excluding changes in contingent consideration, amortization, non-cash interest expense, stock compensation expense and the tax effect of these adjustments. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business.
Adjusted gross profit, adjusted gross profit margin, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Non-GAAP Financial Measures" included in this release.
Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied

Exhibit 99.1
by these statements. Information concerning these risks, uncertainties and other factors is contained under the headings "Risk Factors" and "Forward-Looking Statements" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the SEC.
About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading Fortune 1000 provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 50,000 transportation providers to serve 35,000 clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Earnings
INVESTOR RELATIONS CONTACTS:
Pete Rogers
Chief Financial Officer
Echo Global Logistics
312-676-4584
Zach Jecklin
SVP of Strategy
Echo Global Logistics
312-784-2046
MEDIA CONTACT:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132

Summarized financial results and select operating metrics are as follows:

	Three Months Ended June 30,
Dollars in millions, except per share data	2021	2020	% change
	(unaudited)
Transactional revenue	$716.9	$396.8	80.7%
Managed Transportation revenue	217.7	117.9	84.6%
Revenue	934.5	514.7	81.6%

Transportation costs (excludes internal use software depreciation)(1)	798.5	426.7	87.1%

Commission expense	40.8	26.6	53.4%
Change in contingent consideration	0.5	(0.1)	801.9%
Stock compensation expense	2.3	2.3	0.9%
Other selling, general and administrative	59.0	46.6	26.6%
Selling, general and administrative expenses	102.7	75.5	36.1%

Depreciation	6.1	7.0	(13.2)%
Amortization	2.6	2.8	(6.5)%
Depreciation and amortization	8.7	9.8	(11.3)%

Income from operations	24.6	2.8	792.4%

Cash interest expense	0.7	1.2	(39.2)%
Non-cash interest expense	—	0.2	(100.0)%
Interest expense	0.7	1.4	(48.8)%
Income before provision for income taxes	23.9	1.4	1,655.2%
Income tax expense	(5.6)	(0.4)	1,249.7%
Net income	$18.4	$1.0	1,830.6%

Fully diluted EPS	$0.69	$0.04	1,797.5%
Diluted shares	26.7	26.2
Note: Amounts may not foot due to rounding.
(1)Transportation costs excludes internal use software depreciation of $3.9 million and $5.0 million for three months ended June 30, 2021 and 2020, respectively. Internal use software depreciation is included in depreciation expense.

Reconciliation of Non-GAAP Financial Measures	Three Months Ended June 30,
Dollars in millions, except per share data	2021	2020	% change
	(unaudited)
Revenue	$934.5	$514.7	81.6%
Transportation costs	798.5	426.7	87.1%
Internal use software depreciation	3.9	5.0	(21.5)%
Gross profit	$132.2	$83.1	59.1%
Add: Internal use software depreciation	3.9	5.0	(21.5)%
Adjusted gross profit(1)	$136.1	$88.0	54.5%

Net income	$18.4	$1.0	1,830.6%
Depreciation	6.1	7.0	(13.2)%
Amortization	2.6	2.8	(6.5)%
Non-cash interest expense	—	0.2	(100.0)%
Cash interest expense	0.7	1.2	(39.2)%
Income tax expense	5.6	0.4	1,249.7%
EBITDA(1)	$33.3	$12.6	165.3%
Change in contingent consideration	0.5	(0.1)	801.9%
Stock compensation expense	2.3	2.3	0.9%
Adjusted EBITDA(1)	$36.2	$14.8	144.5%

Fully diluted EPS	$0.69	$0.04	1,797.5%
Change in contingent consideration	0.02	(0.00)	(789.9)%
Amortization	0.10	0.11	(8.1)%
Non-cash interest expense	—	0.01	(100.0)%
Stock compensation expense	0.09	0.09	(0.8)%
Tax effect of adjustments	(0.05)	(0.05)	0.6%
Non-GAAP fully diluted EPS(1)	$0.84	$0.19	355.3%

Operating Metrics
Gross profit margin	14.1%	16.1%	(200)	bps
Adjusted gross profit margin(1)	14.6%	17.1%	(255)	bps
Total employees	2,736	2,450	11.7%
Sales employees and agents	1,753	1,586	10.5%
TL revenue %	73.5%	68.4%	508	bps
LTL revenue %	23.3%	27.5%	(422)	bps
Note: Amounts may not foot due to rounding.
(1)See the "Non-GAAP Financial Measures" section of this release for the definition and a discussion of each Non-GAAP financial measure.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
In thousands, except per share data	(unaudited)		(unaudited)
Revenue	$934,524	$514,719	$1,735,326	$1,065,768

Costs and expenses:
Transportation costs (excludes internal use software depreciation)(1)	798,474	426,674	1,479,247	887,815
Selling, general and administrative expenses	102,714	75,481	199,596	155,135
Depreciation and amortization	8,697	9,804	17,386	19,596
Income from operations	24,639	2,761	39,098	3,222
Interest expense	(716)	(1,398)	(1,433)	(4,186)
Income (Loss) before provision for income taxes	23,923	1,363	37,665	(965)
Income tax expense	(5,556)	(412)	(9,102)	(1,017)
Net income (loss)	$18,367	$951	$28,564	$(1,981)

Basic earnings (loss) per share	$0.70	$0.04	$1.09	$(0.08)
Diluted earnings (loss) per share	$0.69	$0.04	$1.07	$(0.08)
Note: Amounts may not foot due to rounding.
(1)Transportation costs excludes internal use software depreciation of $3.9 million and $5.0 million for three months ended June 30, 2021 and 2020, respectively; and $7.8 million and $9.7 million for six months ended June 30, 2021 and 2020, respectively. Internal use software depreciation is included in depreciation expense.

Echo Global Logistics, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
In thousands	(unaudited)
Cash and cash equivalents	$63,926	$41,297
Accounts receivable, net of allowance for doubtful accounts	546,197	439,391
Other current assets	13,033	12,787
Total noncurrent assets	466,580	470,469
Total assets	$1,089,736	$963,944

Accounts payable	$417,308	$317,692
Other current liabilities	68,047	59,443
Long-term debt, net	119,171	133,945
Other noncurrent liabilities	52,876	53,494
Stockholders’ equity	432,334	399,369
Total liabilities and stockholders’ equity	$1,089,736	$963,944
Note: Amounts may not foot due to rounding.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2021	2020
In thousands	(unaudited)
Net cash provided by operating activities	$54,336	$35,760
Net cash used in investing activities	(13,724)	(10,184)
Net cash used in financing activities	(17,984)	(24,763)
Increase in cash and cash equivalents	22,628	813
Cash and cash equivalents, beginning of period	41,297	34,626
Cash and cash equivalents, end of period	$63,926	$35,438
Note: Amounts may not foot due to rounding.